UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2007

EXELIXIS, INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 0-30235

Delaware	04-3257395
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

170 Harbor Way

P.O. Box 511

South San Francisco, California 94083-0511

(Address of Principal Executive Offices, Including Zip Code)

(650) 837-7000

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be Included in the Report

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 9, 2007, Exelixis, Inc. (the “Company”) announced that it had promoted Frank Karbe to be the Company’s Executive Vice President and Chief Financial Officer. Prior to this promotion, Mr. Karbe, 39, served as Senior Vice President and Chief Financial Officer of the Company since February 2004. From 1997 to January 2004, Mr. Karbe worked as an investment banker for Goldman Sachs & Co., where he served most recently as Vice President in the healthcare group focusing on corporate finance and mergers & acquisitions in the biotechnology industry. Prior to Goldman Sachs, Mr. Karbe held various positions in the finance department of The Royal Dutch/Shell Group in Europe. Mr. Karbe holds a Diplom Kaufmann from the WHU—Otto Beisheim Graduate School of Management, Koblenz, Germany (equivalent to a U.S. Masters of Business Administration).

In connection with this promotion, which was effective July 9, 2007, Mr. Karbe’s annual base salary for 2007 was increased to $385,000 and his target bonus will be 45% of his base salary. In addition, on July 9, 2007, Mr. Karbe received a stock option grant under the Company’s 2000 Equity Incentive Plan to purchase 60,000 shares of the Company’s common stock, which reflects his promotion. The option has an exercise price of $11.93 and vests as to  1/4 of the original number of shares subject to the option on the one-year anniversary date of Mr. Karbe’s promotion and thereafter as to 1/48 of the original number of shares subject to the option on each monthly anniversary of his promotion date. Mr. Karbe continues to be an executive participant in the Company’s Change in Control and Severance Plan (the “Plan”). A summary of the Plan is contained in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 15, 2005 and incorporated herein by reference.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

EXELIXIS, INC.

Date: July 10, 2007	By:	/s/ James B. Bucher
James B. Bucher
Vice President, Corporate Legal Affairs and Secretary